    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 13, 2001


                                                      REGISTRATION NO. 333-57744
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 2
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                              DIGITAL RIVER, INC.
             (Exact name of registrant as specified in its charter)

             DELAWARE                              7375                             41-1901640
 (State or other jurisdiction of       (Primary standard industrial              (I.R.S. employer
  incorporation or organization)       classification code number)             identification no.)

                            ------------------------

                         9625 W. 76TH STREET, SUITE 150
                             EDEN PRAIRIE, MN 55344
                                 (952) 253-1234
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                           --------------------------

                                JOEL A. RONNING
                            CHIEF EXECUTIVE OFFICER
                              DIGITAL RIVER, INC.
                         9625 W. 76TH STREET, SUITE 150
                             EDEN PRAIRIE, MN 55344
                                 (952) 253-1234
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                           --------------------------

                                   COPIES TO:
                              MICHAEL J. SULLIVAN
                              VIRGINIA C. EDWARDS
                                 ESME C. SMITH
                               COOLEY GODWARD LLP
                         ONE MARITIME PLAZA, 20TH FLOOR
                        SAN FRANCISCO, CALIFORNIA 94111
                                 (415) 693-2000
                           --------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: as soon as practicable after the registration statement becomes effective.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: / /

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: /X/

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: / /
                           --------------------------

WE HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL WE SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDER MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED AUGUST 13, 2001


PROSPECTUS

                              DIGITAL RIVER, INC.

                                2,880,368 SHARES

                                  COMMON STOCK

                               ------------------

    ConnectInc.com, Co. ("ConnectInc"), a Delaware corporation and wholly owned subsidiary of Calico Commerce, Inc., a Delaware corporation ("Calico"), may sell up to 2,880,368 shares of our common stock. We are not selling any shares of our common stock under this prospectus and will not receive any of the proceeds from the sale of shares by ConnectInc. ConnectInc may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices.


    Our common stock is traded on the Nasdaq National Market under the symbol "DRIV." On August 10, 2001, the closing sale price of our common stock, as reported on the Nasdaq National Market, was $4.19 per share.


    INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 2.

                            ------------------------

 THE SHARES OFFERED OR SOLD UNDER THIS PROSPECTUS HAVE NOT BEEN APPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAVE
 THESE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE.
          ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                  The date of this prospectus is       , 2001

                   Digital River is our registered trademark.
       All other trademarks or service marks appearing in this prospectus are the property of their respective owners.

                               PROSPECTUS SUMMARY

    The following is a summary of our business. You should carefully read the section entitled "Risk Factors" in this prospectus and our annual report on Form 10-K for the year ended December 31, 2000 for more information on our business and the risks involved in investing in our stock.

                                 DIGITAL RIVER

OVERVIEW

    We are a provider of comprehensive electronic commerce outsourcing solutions. We were incorporated in February 1994 and commenced offering products for sale through our clients' Web stores in August 1996. As an application service provider, we enable our clients to access our proprietary electronic commerce system over the Internet. We have developed a technology platform that allows us to provide a suite of electronic commerce services, including Web commerce development and hosting, transaction processing, fraud screening, digital delivery, integration to physical fulfillment and customer service. We also provide analytical marketing and merchandising services to assist clients in increasing Web page view traffic to, and sales through, their Web commerce systems. We provide an outsourcing solution that allows our clients to promote their own brands while leveraging our investment in infrastructure and technology. Our Software and Digital Commerce Services Division serves the software and digital products market, and our E-Business Services Division serves manufacturers, distributors and retailers outside the software industry. Our clients include 3M Company, Autodesk, Inc., Egghead.com, Inc., Fujitsu Ltd., MicroWarehouse, Inc., ScanSoft, Inc., Symantec Corporation and Xircom Inc.

    Our proprietary commerce network server, or CNS, technology serves as the platform for our solutions. The CNS incorporates custom software applications that enable Web store authoring, electronic software delivery, fraud prevention, export control, merchandising programs and online registration, and features a database of more than 100,000 software and digital products. Using our CNS platform, we create Web commerce systems for our clients that replicate the look and feel of each client's Web site. End-users enter the client site and are then seamlessly transferred to our CNS. End-users can then browse for products and make purchases online, and once purchases are made, we either deliver the products digitally to the end-user through the Internet or communicate the order through its integration into a number of third-party fulfillment agencies for physical fulfillment. We also provide transaction processing services and collect and maintain critical information about end-users. This information can later be used by our clients to facilitate add-on or upgrade sales and for other direct marketing purposes. We actively manage direct marketing campaigns for our clients, and also deliver purchase information and Web store traffic statistics to our clients through online reporting.

    Our executive offices are located at 9625 West 76th Street, Suite 150, Eden Prairie, Minnesota 55344. Our telephone number is (952) 253-1234. Information contained on our Web site does not constitute part of this prospectus.

RECENT DEVELOPMENTS

    On March 20, 2001, pursuant to an Asset Purchase Agreement dated as of
March 20, 2001 by and among Digital River, Calico and ConnectInc, we purchased those assets and assumed those liabilities of ConnectInc related to ConnectInc's Market Maker business, in exchange for approximately 1.63 million shares of our common stock, valued at $8.5 million plus direct expenses incurred in connection with negotiating and completing the transaction. The Asset Purchase Agreement includes a contingent earn-out whereby ConnectInc can receive additional shares of our common stock based upon the revenue generated by the Market Maker business, from sales by Digital River and Calico, over the 13 months following the closing, referred to in the agreement as the earn-out period. The number of earn-out shares shall be based on 1) a multiple of the revenues generated by our sales of the Market Maker business in excess of $4.0 million during the earn-out period, plus 2) a multiple of the revenues generated by Calico's sale of the Market Maker business during the earn-out period, divided by the average daily closing price of our common stock as reported on the Nasdaq National Market system during the earn-out period; provided that the price used in this calculation shall be not less than $4.00 and not higher than $16.00 per share. The earn-out shares, if any, shall be paid to ConnectInc by May 20, 2002; provided that up to 1,250,000 earn-out shares will be paid to ConnectInc on or about October 31, 2001 based upon the revenue generated by the Market Maker business, from sales by Digital River and Calico, during the period from March 20, 2001 to September 30, 2001.

    In April 2001, we announced a share repurchase program of up to $5.0 million of our outstanding shares of common stock. Repurchases will be made at our discretion, based on ongoing assessments of the capital needs of our business and the current market price of our common stock. No time limit was set by us for completion of the repurchase program.


    On August 2, 2001, pursuant to a Stock Purchase Agreement dated as of
August 2, 2001 by and among Digital River, RegSoft.com, Inc., a Georgia Corporation (the "Company"), and the following individuals (collectively, the "Selling Stockholders"): Jason Foodmen, Robert Verzera, Ken White (also serving as Stockholders' Agent), Charles Zino and Robert Zino, we purchased all of the issued and outstanding shares of the Company in exchange for $650,000 in cash and a note for $2,500,000 that is payable in full on February 2, 2001. The Stock Purchase Agreement includes a contingent earn-out whereby the Selling Stockholders can receive up to an additional $2,100,000 in cash based upon the revenue generated by the Company over the 12 months following the closing, and up to an additional $650,000 based on the number of Company clients converted to our platform on or before the fifteen month anniversary of the closing.


                                  RISK FACTORS

    In addition to the other information provided in this report, stockholders or prospective investors should carefully consider the following risk factors:

WE HAVE A LIMITED OPERATING HISTORY, A HISTORY OF LOSSES AND WE HAVE YET TO ACHIEVE PROFITABILITY.

    We were incorporated in February 1994 and conducted our first online sale through a client's Web store in August 1996. We have not yet achieved profitability and have incurred significant losses since we were formed. As of March 31, 2001, we had an accumulated deficit of approximately $ 90.1 million. Our limited operating history makes it difficult for you to evaluate our ability to achieve profitability in the future.

    The success of our business model depends upon our success in generating sufficient transaction and service fees from the use of our e-commerce solutions by existing and future clients. Accordingly, we must maintain existing and develop new relationships with software publishers, online retailers and E-business clients. To achieve this goal, we intend to continue to expend significant financial and management resources on the development of additional services, sales and marketing, improved technology and expanded operations. As a result of these expenditures, we expect operating losses and negative cash flows to continue for the near future and may increase from current levels. If we are unable to maintain existing and develop new client relationships, we will not generate a profitable return on our investments and we will be unable to gain meaningful market share to justify these investments. Further, we may be unable to achieve profitability if our revenues increase slower than expected, or if operating expenses exceed our expectations and cannot be adjusted to compensate for lower than expected revenues. Even if we are able to achieve profitability, we may be unable to sustain or increase profitability on a quarterly or annual basis.

OUR OPERATING RESULTS HAVE FLUCTUATED IN THE PAST AND ARE LIKELY TO CONTINUE TO DO SO, WHICH COULD CAUSE THE PRICE OF OUR COMMON STOCK TO BE VOLATILE.

    Our quarterly and annual operating results have fluctuated significantly in the past and are likely to continue to do so in the future due to a variety of factors, some of which are outside our control. As a result, we believe that quarter-to-quarter and year-to-year comparisons of our revenues and operating results are not necessarily meaningful, and that these comparisons may not be accurate indicators of future performance. If our annual or quarterly operating results fail to meet the expectations of securities analysts and investors, the trading price of our common stock will likely decline. Some of the factors that have or may contributed to fluctuations in our quarterly and annual operating results include:

    - our ability to attract and retain software publishers and online retailers as clients;

    - our ability to attract and retain E-Business clients;

    - the introduction of new Web sites, Web stores, services by us that may require a substantial investment of our resources;

    - the introduction of competitive Web sites, Web stores, services by others;

    - slower than anticipated growth of the online market as a vehicle for the purchase of software products;

    - our ability to continue to upgrade and develop our systems and infrastructure to meet emerging market needs and remain competitive in our service offerings;

    - technical difficulties or system downtime leading to termination of client contracts and harm to our reputation;

    - our ability to retain and attract personnel commensurate with our business needs; and

    - the cost of compliance with U.S. and foreign regulations relating to our business.

    In addition, revenues generated by our Software and Digital Commerce Services Division is likely to fluctuate on a seasonal basis that is typical for the software publishing market in general. We believe that our first and fourth quarters are seasonally stronger than our second and third quarters due to the timing of demand of tax preparation software and the Christmas selling period. We also believe that software publishers avoid new product releases in the summer months.

    Our operating expenses, which include sales and marketing, product research and development, general and administrative expenses and amortization of intangible assets, are based on our expectations of future revenues and are relatively fixed in the short term. If our revenues for a quarter fall below our expectations and we are unable to quickly reduce spending in response, our operating results for that quarter would be harmed. In addition, the operating results of companies in the e-commerce industry have in the past experienced significant quarter-to-quarter fluctuations that may adversely affect our stock price.

A LOSS OF ANY CLIENT THAT ACCOUNTS FOR A LARGE PORTION OF OUR REVENUES COULD CAUSE OUR REVENUES TO DECLINE.

    Revenues related to three software publisher clients collectively accounted for approximately 20% of our revenues in 1999 and approximately 15% of our revenues in the Software and Digital Commerce Services Division in 2000. Contracts with these clients are generally short term in nature. If any one of these contracts is not renewed or otherwise terminates, and if we are unable to replace it with other client agreements, our revenues would decline and our losses would likely increase. It is important to our success that we maintain these client relationships and at the same time develop new client relationships.

THE SUCCESS OF OUR BUSINESS STRATEGY AND OUR FUTURE REVENUE GROWTH DEPENDS ON INCREASING CONSUMER ACCEPTANCE OF THE INTERNET AS A MEDIUM OF COMMERCE.

    The failure of the Internet to continue developing into a significant commercial medium will harm our ability to increase our revenues and execute our business strategy. We depend on the growing use and acceptance of the Internet as an effective medium of commerce by end-users. Rapid growth in the use of and interest in the Internet and other online services is a recent development. The acceptance and use of the Internet and other online services may not continue to develop and a sufficiently broad base of consumers may not adopt, and continue to use, the Internet and other online services as a medium of commerce. We rely on purchasers who have historically used traditional means of commerce to purchase goods or transact business. If we are to be successful, these purchasers must accept and use the Internet as a means of purchasing goods and services and exchanging information and we cannot predict the rate at which these purchasers will do so.

OUR SALES CYCLE IS LENGTHY, WHICH MAY CAUSE US TO INCUR SUBSTANTIAL EXPENSES AND EXPEND MANAGEMENT TIME WITHOUT GENERATING CORRESPONDING REVENUES, WHICH WOULD IMPAIR OUR CASH FLOW.

    We market our services directly to software publishers, online retailers and E-Business prospects. These relationships are typically complex and take time to finalize. Due to operating procedures in many large organizations, a significant amount of time may pass between selection of our products and services by key decision makers and the signing of a contract. The period between the initial sales call and the signing of a contract with significant sales potential is difficult to predict and typically ranges from six to 12 months. If at the end of a sales effort a prospective client does not purchase our products or services, we may have incurred substantial expenses and expended management time that cannot be recovered and that will not generate corresponding revenues. As a result, our cash flow and our ability to fund expenditures incurred during the sales cycle may be impaired.

GENERAL ECONOMIC UNCERTAINTY MAY REDUCE OUR REVENUES.

    The revenue growth and profitability of our business depends significantly on the overall demand for Internet-based e-commerce solutions. We believe that the market for these solutions may be adversely affected by a number of factors, including reductions in capital expenditures by clients and overall weakening of the U.S. and foreign economies. These factors may, in turn, give rise to a number of market trends that may slow our revenue growth, including:

    - longer sales cycles;

    - deferral or delay of e-commerce projects and generally reduced expenditures for e-commerce solutions and related services and;

    - increased price competition.

    If the current economic slowdown continues, the effects of the slowdown for e-commerce solutions could reduce our revenues and limit our ability to meet our profitability goals.

ELECTRONIC SOFTWARE DELIVERY, OR ESD, IS STILL AN EVOLVING AND UNPROVEN TECHNOLOGY AND THE INDUSTRY MAY ULTIMATELY FAIL TO ACCEPT ESD.

    Our success will depend in large part on the growth in end-user acceptance of ESD as a method of distributing software products. ESD is a relatively new method of distributing software products to end-users, and unless ESD gains widespread market acceptance, we will be unable to achieve our business plan. Factors that will influence the market acceptance of ESD include:

    - the availability of sufficient bandwidth, both presently and in the future, to enable purchasers to rapidly download software products;

    - the cost of time-based Internet access;

    - the number and adequacy of software products that are available for purchase through ESD as compared to those available through physical delivery; and

    - the level of end-user comfort with the process of downloading software via the Internet, including the ease of use and lack of concern about transaction security.

    Even if ESD achieves widespread acceptance, we may be unable to overcome the substantial existing and future technical challenges associated with electronically delivering software reliably and consistently on a long-term basis. Our failure to do so would also impair our ability to execute our business plan.

THE GROWTH OF THE MARKET FOR OUR SERVICES DEPENDS ON THE DEVELOPMENT AND MAINTENANCE OF THE INTERNET INFRASTRUCTURE.

    Our business is based on delivering services over the Internet, and the success of our business therefore depends on the development and maintenance of a sound Internet infrastructure. This includes maintenance of a reliable network backbone with the necessary speed, data capacity and security, as well as timely development of complementary products such as high speed modems, for providing reliable Internet access and services. Our ability to increase the speed and scope of our services is limited by and depends upon the speed and reliability of both the Internet and our clients' internal networks. Consequently, as Internet usage increases, the growth of the market for our services depends upon improvements being made to the Internet as well as to individual client's networking infrastructures to alleviate overloading and congestion. In addition, any delays in the adoption of new standards and protocols required to govern increased levels of Internet activity or increased governmental regulation may have a detrimental effect on the Internet infrastructure.

OUR FAILURE TO ATTRACT AND RETAIN SOFTWARE PUBLISHERS AS CLIENTS WOULD CAUSE OUR REVENUES TO DECLINE.

    Our Software and Digital Commerce Services Division generates revenues by providing outsourced services to software publishers. If we cannot develop and maintain satisfactory relationships with software publishers on acceptable commercial terms, we would likely experience a decline in revenues. We also depend on our software publisher clients creating and supporting software products that end-users will purchase. If we are unable to obtain sufficient quantities of software for any reason or if the quality of service provided by these software publishers falls below a satisfactory level, we could also experience a decline in revenues and client satisfaction, and our reputation could be harmed. Our contracts with our software publisher clients are generally one year in duration, with an automatic renewal provision for additional one-year periods, unless we are provided with a written notice at least 90 days before the end of the contract. As is common in our industry, we have no long-term or exclusive contracts or arrangements with any software publishers that guarantee the availability of software products. Software publishers that currently supply software to us may not continue to do and we may be unable to establish new relationships with software publishers to supplement or replace existing relationships.

OUR BUSINESS PLANS DEPEND ON INCREASING REVENUES FROM E-BUSINESS CLIENTS.

    The success of our business strategy depends upon increasing fee and service revenues from E-Business clients. Since initiating sales of electronic commerce outsourcing services in 1999, our E-Business Services Division has incurred only net losses. We have made substantial investments in technology and infrastructure and we may not succeed in establishing and maintaining sufficient relationships with E-Business clients to offset these expenses. If we are unable to develop and expand our relationships with E-Business services clients, we will fail to grow revenues as projected.

BECAUSE THE ELECTRONIC COMMERCE INDUSTRY IS HIGHLY COMPETITIVE AND HAS LOW BARRIERS TO ENTRY, WE MAY BE UNABLE TO COMPETE EFFECTIVELY.

    The market for Internet-based, e-commerce solutions is extremely competitive and we may find ourselves unable to compete effectively. Because there are relatively low barriers to entry in the e-commerce market, we expect competition to intensify as current competitors expand their product offerings and new competitors enter the market. In addition, our clients and partners may become competitors in the future. Increased competition is likely to result in price reductions, lower average sales prices, reduced margins, longer sales cycles and a decrease or loss of our market share, any of which reduce our revenues. We face competition from the following sources:

    - other providers of outsourced electronic commerce solutions, such as Beyond.com Corporation and ReleaseNow Corporation;

    - software publishers and online retailers who have or may choose to make substantial initial and ongoing investments in order to develop and manage their own e-commerce sites, and who may decide to market this capability to other companies;

    - system integrators and application service providers that offer tools and services for electronic commerce, including companies that provide a broad range of Internet and server solutions, such as Corio, Inc. and US Internetworking;

    - companies that provide tools and services enabling one or more of the transaction processing functions of electronic commerce, such as transaction control, data security, customer interaction and database marketing, including BroadVision Corporation, CyberSource Corporation and Preview Systems, Inc.;

    - in-house development of e-commerce capabilities;

    - companies that sell, distribute or rent software products over the Internet;

    - high-traffic, branded Web sites that derive a substantial portion of their revenues from e-commerce and may themselves offer, or provide means for others to offer, software products, such as Amazon.com, Inc.; and

    - traditional channels and methods of retail and corporate software sales, such as mail order catalogs and retail superstores.

    Many of our competitors have, and new potential competitors may have, more experience developing Internet-based software, services, and e-commerce solutions, larger technical staffs, larger customer bases, more established distribution channels and customer relationships, greater brand recognition and greater financial, marketing and other resources than we have. In addition, competitors may be able to develop services that are superior to our services, that achieve greater customer acceptance or that have significantly improved functionality as compared to our existing and future products and services. Our competitors may be able to respond more quickly to technological developments and changes in customers' needs. Our inability to compete successfully against current and future competitors could cause our revenues to decline.

SECURITY BREACHES COULD HINDER OUR ABILITY TO SECURELY TRANSMIT CONFIDENTIAL INFORMATION.

    A significant barrier to electronic commerce and communications is the secure transmission of confidential information over public networks. Any compromise or elimination of our security could be costly to remedy, damage our reputation and expose us to liability, and dissuade existing and new clients from using our services. We rely on encryption and authentication technology licensed from third parties to provide the security and authentication necessary for secure transmission of confidential information, such as end-user credit card numbers. A party who circumvents our security measures could misappropriate proprietary information or interrupt our operations.

    We may be required to expend significant capital and other resources to protect against security breaches or to address problems caused by breaches. Concerns over the security of the Internet and other online transactions and the privacy of users could deter people from using the Internet to conduct transactions that involve transmitting confidential information, thereby inhibiting the growth of the Internet. To the extent that our activities or those of third-party contractors involve the storage and transmission of proprietary information, such as credit card numbers, security breaches could damage our reputation and expose us to a risk of loss or litigation and possible liability. Our security measures may not prevent security breaches and failure to prevent security breaches could lead to a loss of existing clients and a deter potential clients away from our services.

LOSS OF OUR CREDIT CARD ACCEPTANCE PRIVILEGES WOULD SERIOUSLY HAMPER OUR ABILITY TO PROCESS THE SALE OF DIGITAL GOODS.

    The payment by end-users for the purchase of digital goods that we process is typically made by credit card. If we incur significant instances of credit card fraud over an extended period of time it may result in penalties and termination of our credit card acceptance privileges. Loss of our credit card acceptance privileges would severely impact our ability to process the sale of digital goods where the payment method is by credit card. We may be required to expend significant capital and other resources to protect against these fraudulent transactions.

IMPLEMENTING OUR ACQUISITION STRATEGY COULD RESULT IN DILUTION AND OPERATING DIFFICULTIES.

    We have acquired, and intend to continue acquiring, businesses, technologies, services or products that we believe are strategic, such as businesses that provide outsourcing services to software publishers. For example, in March 2001, we acquired the Market Maker business of Calico Commerce, Inc., which we believe will improve our e-commerce services offerings. Although the integration of the Market Maker business is largely complete, the process of integrating an acquired business, technology, service or product into our business and operations may result in unforeseen operating difficulties and expenditures. Integration of an acquired business also may disrupt our ongoing business, distract management and make it difficult to maintain standards, controls and procedures. Moreover, the anticipated benefits of any acquisition, including that of the Market Maker business, may not be realized. If a significant number of clients of the acquired businesses cease doing business with us, we would experience lost revenues, and any synergies from the acquisition may be lost. Future acquisitions could result in potentially dilutive issuances of equity securities, the incurrence of debt, contingent liabilities or amortization expenses related to goodwill and other intangible assets.

WE HAVE EXPERIENCED RAPID GROWTH AND FAILURE TO PROPERLY MANAGE AND SUSTAIN OUR EXPANSION EFFORTS COULD STRAIN OUR MANAGEMENT AND OTHER RESOURCES.

    Our ability to successfully offer services and implement our business plan in a rapidly evolving market requires an effective planning and management process. We have rapidly and significantly expanded our operations. In 2000, we increased our number of employees from 278 to 381 and we anticipate that further significant expansion will be required to address potential growth in our client base and market opportunities. Failure to property manage this expansion could place a significant strain on our managerial, operational and financial resources. Our new employees include a number of key managerial, technical and operations personnel whom we have not yet fully integrated. We expect to add additional key personnel in the near future, including direct sales, marketing and technical personnel. To manage the expected growth of our operations and personnel, we will be required to:

    - improve existing and implement new operational, financial and management controls, reporting systems and procedures;

    - install new management information systems; and

    - train, motivate, retain and manage our employees.

    We may be unable to install management information and control systems in an efficient and timely manner, and our current or planned personnel, systems, procedures and controls may be inadequate to support our future operations. In addition, we may be unable to hire, train, retain, motivate and manage required personnel or to successfully identify, manage and exploit existing and potential market opportunities.

FAILURE TO DEVELOP OUR TECHNOLOGY TO ACCOMMODATE INCREASED CNS TRAFFIC COULD REDUCE DEMAND FOR OUR SERVICES AND IMPAIR THE GROWTH OF OUR BUSINESS.

    We periodically enhance and expand our technology and transaction-processing systems, and network infrastructure and other technologies to accommodate increases in the volume of traffic on the CNS. Our inability to add software and hardware or to develop and upgrade existing technology, transaction-processing systems or network infrastructure to manage increased traffic on the CNS may cause unanticipated systems disruptions, slower response times and degradation in client services, including impaired quality and speed of order fulfillment. Failure to manage increased traffic could harm our reputation and significantly reduce demand for our services, which would impair the growth of our business. We may be unable to improve and increase the capacity of our network infrastructure sufficiently or anticipate and react to expected increases in the use of the CNS to handle increased volume. In addition, additional network capacity may not be available from third-party suppliers when we need it. Our network and our suppliers' networks may be unable to maintain an acceptable data transmission capability, especially if demands on the CNS increase.

OUR INDUSTRY IS CHARACTERIZED BY RAPID TECHNOLOGICAL CHANGE THAT MAY MAKE OUR TECHNOLOGY AND SYSTEMS OBSOLETE OR CAUSE US TO INCUR SUBSTANTIAL COSTS TO ADAPT TO THESE CHANGES.

    To remain competitive, we must continue to enhance and improve the responsiveness, functionality and features of our CNS and the underlying network infrastructure. If we incur significant costs without adequate results, or are unable to adapt rapidly to technological changes, we may fail to achieve our business plan. The Internet and the electronic commerce industry are characterized by rapid technological change, changes in user requirements and preferences, frequent new product and service introductions embodying new technologies and the emergence of new industry standards and practices that could render our technology and systems obsolete. To be successful, we must adapt to rapid technological change by licensing and internally developing technologies to enhance our existing services, developing new products, services and technologies that address the increasingly sophisticated and varied needs of our clients, and responding to technological advances and emerging industry standards and practices on a cost-effective and timely basis. The development of our CNS technology and other proprietary technology involves significant technical and business risks. We may fail to use new technologies effectively or adapt our proprietary technology and systems to client requirements or emerging industry standards.

SYSTEM FAILURES COULD REDUCE THE ATTRACTIVENESS OF OUR SERVICE OFFERINGS.

    We provide commerce, marketing and delivery services to our clients and end-users through our CNS transaction-processing and client management systems. These systems also maintain an electronic inventory of products and gather consumer marketing information. The satisfactory performance, reliability and availability of the CNS and the underlying network infrastructure are critical to our operations, level of client service, reputation and ability to attract and retain clients. We have experienced periodic interruptions, affecting all or a portion of our systems, which we believe will continue to occur from time to time. Any damage to, or systems interruption that impairs our ability to accept and fill client orders could result in an immediate loss of revenues to us, and could cause some clients to purchase services offered by our competitors. In addition, frequent systems failures could harm our reputation.

    Our systems and operations are vulnerable to damage or interruption from:

    - fire, flood and other natural disasters;

    - operator negligence, improper operation by or supervision of employees, physical and electronic break-ins, misappropriation, computer viruses and similar events; and

    - power loss, computer systems failures, and Internet and telecommunications failure.

    We presently have no offsite back-up facilities and do not carry sufficient business interruption insurance to fully compensate us for losses that may occur.

WE MAY BECOME LIABLE TO CLIENTS WHO ARE DISSATISFIED WITH OUR SERVICES.

    We design, develop, implement and manage e-commerce solutions that are crucial to the operation of our clients' businesses. Defects in the solutions we develop could result in delayed or lost revenues, adverse end-user reaction and negative publicity or require expensive corrections. As a result, clients who experience these adverse consequences either directly or indirectly as a result of our services could bring claims against us for substantial damages. Any claims asserted could exceed the level of our insurance. The insurance we carry may not continue to be available on economically reasonable terms, or at all. The successful assertion of one or more large claims that are uninsured, exceed insurance coverage or result in changes to insurance policies, including premium increases, could adversely affect our operating results or financial condition.

OUR CHIEF EXECUTIVE OFFICER AND KEY TECHNICAL EMPLOYEES ARE CRITICAL TO OUR BUSINESS AND IF THEY DO NOT REMAIN WITH US IN THE FUTURE, WE MAY BE UNABLE TO EFFECTIVELY REPLACE THEM.

    Our future success significantly depends on the continued services and performance of our senior management, particularly Joel A. Ronning, our chief executive officer and member of the office of the president. Our performance also depends on our ability to retain and motivate our key technical employees who are skilled in maintaining the CNS. The loss of the services of any of our executive officers or key technical employees could harm our business if we are unable to effectively replace that officer or employee, or if that person should decide to join a competitor or otherwise directly or indirectly compete with us. Further, we may need to incur additional operating expenses and divert other management time in order to search for a replacement. We have a long-term employment agreement only with Mr. Ronning and we do not maintain any key person life insurance policies.

WE MUST CONTINUALLY ATTRACT AND RETAIN TECHNICAL AND OTHER KEY PERSONNEL IN ORDER TO BE ABLE TO SUCCESSFULLY EXECUTE OUR BUSINESS STRATEGY.

    Our future success depends on our ability to continue to identify, attract, hire, train, retain and motivate highly skilled technical, managerial, operations, merchandising, sales and marketing and client service personnel. Competition for this personnel is intense, particularly in the Internet industry, and we may be unable to successfully attract, assimilate or retain sufficiently qualified personnel. Failure to do so could harm our business growth and ability to achieve profitability. In addition, the market price of our common stock has fluctuated substantially since our initial public offering in August 1998. Consequently, potential employees may perceive our equity incentives such as stock options as less attractive and current employees whose options are no longer attractively priced may choose not to remain with our organization. In that case, our ability to attract employees will be adversely affected. Finally, should our stock price substantially decline, the retention value of stock options granted since our initial public offering will decline and our employees may choose not to remain with our organization.

PROTECTING OUR INTELLECTUAL PROPERTY IS CRITICAL TO OUR SUCCESS.

    We regard the protection of our trademarks, copyrights, trade secrets and other intellectual property as critical to our success. We rely on a combination of patent, copyright, trademark, service mark and trade secret laws and contractual restrictions to protect our proprietary rights. We have entered into confidentiality and invention assignment agreements with our employees and contractors, and nondisclosure agreements with parties with whom we conduct business in order to limit access to and disclosure of our proprietary information. These contractual arrangements and the other steps taken by us to protect our intellectual property may not prevent misappropriation of our technology or deter independent third-party development of similar technologies. We also seek to protect our proprietary position by filing United States and foreign patent applications related to our proprietary technology, inventions and improvements that are important to the development of our business. Proprietary rights relating to our technologies will be protected from unauthorized use by third parties only to the extent they are covered by valid and enforceable patents or are effectively maintained as trade secrets. We pursue the registration of our trademarks and service marks in the United States and internationally. Effective trademark, service mark, copyright and trade secret protection may not be available in every country in which our services are made available online.

    The steps we have taken to protect our proprietary rights may be inadequate and third parties may infringe or misappropriate our trade secrets, trademarks and similar proprietary rights. Any significant failure on our part to protect our intellectual property could make it easier for our competitors to offer similar services and thereby adversely affect our market opportunities. In addition, litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. Litigation could result in substantial costs and diversion of management and technical resources.

CLAIMS OF INFRINGEMENT OF OTHER PARTIES' INTELLECTUAL PROPERTY RIGHTS COULD REQUIRE US TO EXPEND SIGNIFICANT RESOURCES.

    From time to time, we may receive notice of claims of infringement of other parties' proprietary rights. Any future assertions or prosecutions of claims like these could require us to expend significant financial and managerial resources. The defense of any claims, whether these claims are with or without merit, could be time-consuming, result in costly litigation and diversion of technical and management personnel, cause product shipment delays or require that we develop non-infringing technology or enter into royalty or licensing agreements. Royalty or licensing agreements, if required, may be unavailable on terms acceptable to us or at all. In the event of a successful claim of infringement against us and our failure or inability to develop non-infringing technology or license the infringed or similar technology on a timely basis, we may be unable to pursue our current business plan.

CLAIMS AGAINST US RELATED TO THE SOFTWARE PRODUCTS THAT WE DELIVER ELECTRONICALLY COULD ALSO REQUIRE US TO EXPEND SIGNIFICANT RESOURCES.

    Claims may be made against us for negligence, copyright or trademark infringement or other theories based on the nature and content of software products that we deliver electronically and are subsequently distributed to others. Because we did not create these software products, we are generally not in a position to know the quality of or nature of the content of these products. Although we carry general liability insurance, our insurance may not cover potential claims of this type, adequately cover all costs incurred in defense of potential claims or indemnify us for all liability that may be imposed. Any costs or imposition of liability that are not covered by insurance or in excess of insurance coverage could be expensive and time-consuming to address, distract management and delay product deliveries even if we were ultimately successful in the defense of these claims.

CHANGES IN GOVERNMENT REGULATION COULD LIMIT OUR INTERNET ACTIVITIES OR RESULT IN ADDITIONAL COSTS OF DOING BUSINESS OVER THE INTERNET.

    We are subject to the same federal, state and local laws as other companies conducting business on the Internet. Today there are relatively few laws specifically directed towards conducting business on the Internet. The adoption or modification of laws related to the Internet could harm our business, operating results and financial condition by increasing our costs and administrative burdens. Due to the increasing popularity and use of the Internet, many laws and regulations relating to the Internet are being debated at the state and federal levels. These laws and regulations could cover issues such as:

    - user privacy with respect to adults and minors;

    - pricing and taxation;

    - fraud;

    - quality of products and services;

    - advertising;

    - intellectual property rights; and

    - information security.

    Applicability to the Internet of existing laws governing issues such as property ownership, copyrights and other intellectual property issues, taxation, libel, obscenity and personal privacy could also harm our operating results and substantially increase the cost to us of doing business. It may also require significant management resources to respond to any changes in these laws. The vast majority of these laws were adopted prior to the advent of the Internet, and do not contemplate or address the unique issues raised thereby. Those laws that do reference the Internet, such as the Digital Millennium Copyright Act, are only beginning to be interpreted by the courts and their applicability and reach are therefore uncertain.

LAWS RELATING TO USER INFORMATION AND ONLINE PRIVACY MAY LIMIT THE COLLECTION OF END-USER DATA FOR OUR CLIENTS.

    We collect and maintain end-user data for our clients, which subjects us to increasing federal and state regulation related to online privacy and the use of personal user information. Several states have proposed legislation that would limit the uses of personal user information gathered online or require online services to establish privacy policies. In addition, the U.S. Federal Trade Commission, or the

FTC, is considering adopting regulations regarding the collection and use of personal identifying information obtained from individuals when accessing Web sites, with particular emphasis on information obtained from minors. These regulations may include requirements that companies establish procedures to, among other things:

    - give adequate notice to users regarding information collection and disclosure practices;

    - provide users with the ability to have personal information deleted from a company's database;

    - provide users with access to their collected personal information and the ability to correct inaccuracies;

    - clearly identify affiliations with third parties that may collect information or sponsor activities on another company's Web site; and

    - obtain express parental consent prior to collecting and using personal information from children under 13 years of age.

    Bills are also pending in Congress that would improve online privacy protections for adults. Laws of this kind require that we establish procedures to disclose and notify users of privacy and security policies, obtain consent from users for collection and use of information, or provide users with the ability to access, correct and delete personal information stored by us. Even in the absence of these regulations, the Federal Trade Commission has settled several proceedings resulting in consent decrees in which Internet companies have been required to establish programs regarding the manner in which personal information is collected from users and provided to third parties. We could become a party to a similar enforcement proceeding. These regulatory and enforcement efforts could limit our collection of demographic and personal information from end-users, which could adversely affect our ability to comprehensively serve our clients.

THE ADOPTION AND IMPLEMENTATION OF INTERNATIONAL LAWS AND REGULATIONS APPLICABLE TO E-COMMERCE MAY IMPAIR OUR EFFORTS TO EXPAND REVENUES FROM INTERNATIONAL TRANSACTIONS.

    The European Union has adopted a privacy directive that regulates the collection and use of information that identifies an individual person. These regulations may inhibit or prohibit the collection and sharing of personal information in ways that could harm our clients or us. The globalization of Internet commerce may be harmed by these and similar regulations because the European Union privacy directive prohibits transmission of personal information outside the European Union unless the receiving country has enacted individual privacy protection laws at least as strong as those enacted by the European Union privacy directive. The United States and the European Union have not yet resolved this matter, and they may not ever do so, in a manner favorable to our clients or us.

FUTURE LAWS IMPOSED ON E-COMMERCE MAY SUBSTANTIALLY INCREASE THE COSTS OF DOING BUSINESS OR OTHERWISE ADVERSELY AFFECT OUR ABILITY TO OFFER OUR SERVICES.

    Because our services are accessible worldwide and we facilitate sales of products to end-users worldwide, foreign jurisdictions may claim that we are required to comply with their laws. Laws regulating Internet companies outside of the United States may be less favorable than those in the United States, giving greater rights to consumers, content owners and users. Compliance may be more costly or may require us to change our business practices or restrict our service offerings relative to those provided in the United States. Any failure to comply with foreign laws could subject us to penalties ranging from fines to bans on our ability to offer our services.

    In addition, as our services are available over the Internet in multiple states and foreign countries, these jurisdictions may claim that we are required to qualify to do business as a foreign corporation in each state or foreign country. We are qualified to do business only in California, Connecticut,

Minnesota and Washington. Failure to qualify as a foreign corporation in a required jurisdiction could subject us to taxes and penalties and could result in our inability to enforce contracts in these jurisdictions.

WE INTEND TO CONTINUE TO EXPAND OUR INTERNATIONAL OPERATIONS AND THESE EFFORTS MAY NOT SUCCESSFUL IN GENERATING ADDITIONAL REVENUES.

    We sell software products and services to end-users outside the United States and we intend to continue to expand our international presence. Expansion into international markets, particularly Europe, requires significant resources that we may fail to recover by generating additional revenues. Conducting business outside of the United States is subject to risks, including:

    - changes in regulatory requirements and tariffs;

    - uncertainty of application or governing of local laws;

    - reduced protection of intellectual property rights;

    - difficulties in distribution for international sales;

    - higher incidences of credit card fraud and difficulties in accounts receivables collection;

    - the burden and cost of complying with a variety of foreign laws; and

    - political or economic constraints on international trade or instability.

    We may be unable to successfully and cost effectively market, sell and distribute our services in foreign markets. This may be more difficult or take longer than anticipated especially due to international challenges, such as language barriers, currency exchange issues and the fact that the Internet infrastructure in foreign countries may be less advanced that the U.S. Internet infrastructure. If we are unable to successfully expand our international operations, or manage this expansion, our operating results and financial condition could be harmed.

NEW OBLIGATIONS TO COLLECT OR PAY SALES TAX COULD SUBSTANTIALLY INCREASE THE COST TO US OF DOING BUSINESS.

    We do not currently collect sales, use or other similar taxes with respect to ESD or shipments of software products into states other than California, Connecticut, Minnesota and Washington. The application of sales tax to interstate and international sales over the Internet is unclear and evolving. Local, state or foreign jurisdictions may seek to impose sales or use tax collection obligations on out-of-state companies like ours that engage in electronic commerce. A successful assertion by one or more states or any foreign country that we should collect sales, use or other taxes on the sale of merchandise through our E-Business Services Division or on shipments of software could harm our results of operations. In addition, any failure by an E-Business client to collect obligatory sales or use taxes could cause the relevant jurisdiction to attempt imposing that obligation on us.

INTERNET-RELATED STOCK PRICES ARE ESPECIALLY VOLATILE AND THIS VOLATILITY MAY DEPRESS OUR STOCK PRICE OR CAUSE IT TO FLUCTUATE SIGNIFICANTLY.

    The stock market, and the trading prices of Internet-related companies in particular, have recently been notably volatile. This volatility is likely to continue in the short-term and is not necessarily related to the operating performance of affected companies. This broad market and industry volatility could significantly reduce the price of our common stock at any time, without regard to our operating performance. In the past, following periods of volatility in the market price of a company's securities, securities class-action litigation has often been instituted against that company. Litigation, if instituted, could result in substantial costs and a diversion of management's attention and resources. Factors that could cause our stock price in particular to fluctuate include:

    - actual or anticipated variations in quarterly operating results;

    - announcements of technological innovations;

    - new products or services that we or our competitors offer;

    - changes in financial estimates by securities analysts;

    - conditions or trends in the Internet and online commerce industries;

    - changes in the economic performance and/or market valuations of other Internet or online e-commerce companies;

    - our announcement of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

    - additions or departures of key personnel; and

    - sales of our common stock.

WE MAY NEED TO RAISE ADDITIONAL CAPITAL TO ACHIEVE OUR BUSINESS OBJECTIVES, WHICH COULD RESULT IN DILUTION TO EXISTING INVESTORS.

    We require substantial working capital to fund our business. If capital requirements vary materially from those currently planned, we may require additional financing sooner than anticipated. If additional funds are raised through the issuance of equity securities, the percentage ownership of our stockholders will be reduced, stockholders may experience additional dilution or these equity securities may have rights, preferences or privileges senior to those of our common stock. We have had significant operating losses and negative cash flow from operations since inception and expect to continue to do so for the near future. We believe that our existing capital resources will be sufficient to meet our capital requirements for at least the next 21 months. However, our capital requirements depend on several factors, including the rate of market acceptance of our products, the ability to expand our client base and the growth of sales and marketing. Additional financing may not be available when needed, on terms favorable to us or at all. If adequate funds are not available or are not available on acceptable terms, we may be unable to develop or enhance our services, take advantage of future opportunities or respond to competitive pressures, which would harm our operating results and adversely affect our ability to achieve profitability.

PROVISIONS OF OUR CHARTER DOCUMENTS, OTHER AGREEMENTS AND DELAWARE LAW MAY INHIBIT POTENTIAL ACQUISITION BIDS FOR US.

    Certain provisions of our Amended and Restated Certificate of Incorporation, Bylaws, other agreements and Delaware law could make it more difficult for a third-party to acquire us, even if a change in control would be beneficial to our stockholders.

                           FORWARD-LOOKING STATEMENTS

    In addition to the historical information contained in this prospectus, this prospectus contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements may be identified by the use of words such as "expects," "anticipates," "intends," "plans" and similar expressions. The outcome of the events described in these forward-looking statements is subject to risks and actual results could differ materially. The sections entitled "Risk Factors" beginning on page 2 of this prospectus, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" in our Annual Report and Quarterly Reports contain a discussion of some of the factors that could contribute to those differences.

                                USE OF PROCEEDS

    We will not receive any of the proceeds from the sale of the shares of common stock offered by the selling stockholder.

                                DIVIDEND POLICY

    We have never declared or paid any cash dividends on our capital stock. We intend to retain any future earnings to support operations and to finance the growth and development of our business and we do not anticipate paying cash dividends for the foreseeable future.

                       WHERE YOU CAN GET MORE INFORMATION

    We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC's public reference rooms at Room 1024, 450 Fifth Street, N.W., Washington, D.C., as well as at the SEC's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, NY 10048. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC's web site at "http://www.sec.gov." In addition, you can read and copy our SEC filings at the office of the National Association of Securities
Dealers, Inc. at 1735 "K" Street, Washington, D.C. 20006.


    The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this registration statement and prior to effectiveness of this registration statement:


    - Current Report on Form 8-K filed September 8, 2000;

    - Current Report on Form 8-K/A filed November 7, 2000;

    - Annual Report on Form 10-K for the year ended December 31, 2000;

    - Current Report on Form 8-K filed March 26, 2001;


    - Current Report on Form 10-Q for the quarter ended March 31, 2001;



    - Current Report on Form 8-K/A filed June 4, 2001;



    - Current Report on Form 8-K/A filed August 10, 2001; and

    - The description of the common stock contained in our Registration Statement on Form 8-A, as filed on July 20, 1998 with the SEC.

    You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

                              Digital River, Inc.
                         9625 W. 76th Street, Suite 150
                             Eden Prairie, MN 55344
                                 (952) 253-1234

    This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information incorporated by reference or provided in this prospectus and the registration statement. We have authorized no one to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

                              SELLING STOCKHOLDER

    In the acquisition of the Market Maker business of ConnectInc that we consummated on March 20, 2001, we issued to the selling stockholder shares of our common stock and agreed to register a number of shares of this common stock for resale. We also agreed to use our commercially reasonable efforts to keep the registration statement effective for 365 days from the date of issuance of such shares. Our registration of the shares of common stock does not necessarily mean that the selling stockholder will sell all or any of the shares.


    The following table sets forth certain information regarding the beneficial ownership of the common stock, as of August 1, 2001, by the selling stockholder.


    The information provided in the table below with respect to the selling stockholder has been obtained from the selling stockholder. The selling stockholder does not have nor has had, within the past three years, any position, office or other material relationship with us. Because the selling stockholder may sell all or some portion of the shares of common stock beneficially owned by it, we cannot estimate the number of shares of common stock that will be beneficially owned by the selling stockholder after this offering. In addition, the selling stockholder may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which the selling stockholder provided the information regarding the shares of common stock beneficially owned by it, all or a portion of the shares of common stock beneficially owned by it in transactions exempt from the registration requirements of the Securities Act of 1933.


    Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Securities Exchange Act of 1934. The selling stockholder possesses sole voting and investment power with respect to its shares. The percentage in the table below is based on 24,453,774 shares outstanding on August 1, 2001, adjusted as required by rules promulgated by the SEC.



                                                           SHARES BENEFICIALLY
                                                             OWNED PRIOR TO
                                                                OFFERING
                                                         -----------------------
SELLING STOCKHOLDER                                       NUMBER        PERCENT    SHARES BEING OFFERED
-------------------                                      ---------      --------   --------------------
ConnectInc.com, Co.(1).................................  1,630,368(2)     6.7%           1,630,368(2)


------------------------

(1) ConnectInc.com, Co. is a wholly owned subsidiary of Calico Commerce, Inc., a publicly owned corporation incorporated in the state of Delaware. On
    March 20, 2001, we acquired the Market Maker business of ConnectInc in exchange for 1,630,368 shares of our common stock and our agreement to issue additional shares to ConnectInc as a contingent earn-out, as further described in footnote 2.

(2) ConnectInc may receive up to an additional 1,250,000 shares of our common stock pursuant to a contingent earnout based upon the revenue generated by the Market Maker business, from sales by Digital River and Calico, from March 20, 2001 to September 30, 2001. Although these additional shares are being registered as of the date of this prospectus, ConnectInc does not yet beneficially own these shares.

                              PLAN OF DISTRIBUTION

    The shares of common stock may be sold from time to time by the selling stockholder in one or more transactions at fixed prices, at market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. As used in this prospectus, "selling stockholder" includes donees, pledgees, transferees and other successors in interest selling shares received from the selling stockholder after the date of this prospectus as a gift, pledge, partnership distribution or other non-sale transfer. Upon Digital River being notified by the selling stockholder that a donee, pledgee, transferee or other successor in interest intends to sell more than 500 shares, a supplement to this prospectus will be filed. The selling stockholder may offer its shares of common stock in one or more of the following transactions:

    - on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of sale, including the Nasdaq National Market;

    - in the over-the-counter market;

    - in private transactions;

    - through options;

    - by pledge to secure debts and other obligations; or

    - a combination of any of the above transactions.

    If required, we will distribute a supplement to this prospectus to describe material changes in the terms of the offering.

    The shares of common stock described in this prospectus may be sold from time to time directly by the selling stockholder. Alternatively, the selling stockholder may from time to time offer shares of common stock to or through underwriters, broker/dealers or agents. The selling stockholder and any underwriters, broker/dealers or agents that participate in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. Any profits on the resale of shares of common stock and any compensation received by any underwriter, broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

    Any shares covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933 may be sold under Rule 144 rather than pursuant to this prospectus. The selling stockholder may not sell all of the shares it holds. The selling stockholder may transfer, devise or gift such shares by other means not described in this prospectus.

    To comply with the securities laws of certain jurisdictions the common stock must be offered or sold only through registered or licensed brokers or dealers. In addition, in certain jurisdictions, the common stock may not be offered or sold unless they have been registered or qualified for sale or an exemption is available and complied with.

    Under the Securities Exchange Act of 1934, any person engaged in a distribution of the common stock may not simultaneously engage in market-making activities with respect to the common stock for five business days prior to the start of the distribution. In addition, the selling stockholder and any other person participating in a distribution will be subject to the Securities Exchange Act of 1934, which may limit the timing of purchases and sales of common stock by the selling stockholder or any such other person. These factors may affect the marketability of the common stock and the ability of brokers or dealers to engage in market-making activities.

    All expenses of this registration, estimated at approximately $70,000, will be paid by us. These expenses include the SEC's filing fees and fees under state securities or "blue sky" laws.

                                 LEGAL MATTERS

    For the purpose of this offering, Cooley Godward LLP, San Francisco, California, is giving an opinion as to the validity of the common stock offered by this prospectus. As of the date of this prospectus, a member of Cooley Godward LLP beneficially owns 3,000 shares of our common stock.

                                    EXPERTS

    The financial statements of Digital River, Inc. incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts giving said report.

    The consolidated financial statements of NetSales, Inc., appearing in Digital River's Current Report on Form 8-K/A filed November 7, 2000, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance on Ernst & Young LLP's report, given on the authority of such firm as experts in accounting and auditing.


    The financial statements of ConnectInc.com (formerly Connect, Inc.) as at December 31, 2000 and 1999, for the period from February 1, 2000 to
December 31, 2000, for the period from January 1, 2000 to January 31, 2000, and for the year ended December 31, 1999 incorporated in this prospectus by reference to Digital River, Inc.'s Current Report on Form 8-K/A filed
August 10, 2001 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


    We have not authorized any dealer, sales person or other person to give any information or to make any representations other than those contained in this prospectus or any prospectus supplement. You must not rely on any unauthorized information. This prospectus is not an offer of these securities in any state where an offer is not permitted. The information in this prospectus is current
as of             , 2001. You should not assume that this prospectus is accurate as of any other date.

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
Prospectus Summary..........................................      1

Digital River...............................................      1

Risk Factors................................................      2

Forward-Looking Statements..................................     15

Use of Proceeds.............................................     15

Dividend Policy.............................................     15

Where You Can Get More Information..........................     15

Selling Stockholder.........................................     17

Plan of Distribution........................................     17

Legal Matters...............................................     18

Experts.....................................................     19

                                2,880,368 SHARES

                               ------------------

                                  COMMON STOCK
                                   PROSPECTUS

                               ------------------

                              DIGITAL RIVER, INC.

                                           , 2001

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the costs and expenses, other than underwriting discounts and commissions, if any, all of which will be paid by the registrant, in connection with the distribution of the common stock being registered. All amounts are estimated, except the SEC Registration Fee:

SEC Registration Fee........................................  $ 3,432
Accounting Fees.............................................  $20,000
Legal Fees and Expenses.....................................  $25,000
Miscellaneous...............................................  $ 1,568
Printing and Engraving......................................  $20,000
                                                              -------
Total.......................................................  $70,000
                                                              =======

ITEM 15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

    As permitted by Section 145 of the Delaware General Corporation Law, the Bylaws of the Registrant provide that (i) the Registrant is required to indemnify its directors and executive officers to the fullest extent permitted by the Delaware General Corporation Law, (ii) the Registrant may, in its discretion, indemnify other officers, employees and agents as set forth in the Delaware General Corporation Law, (iii) to the fullest extent permitted by the Delaware General Corporation Law, the Registrant is required to advance all expenses incurred by its directors and executive officers in connection with a legal proceeding (subject to certain exceptions), (iv) the rights conferred in the Bylaws are not exclusive, (v) the Registrant is authorized to enter into indemnification agreements with its directors, officers, employees and agents and (vi) the Registrant may not retroactively amend the Bylaws provisions relating to indemnity.

    The Registrant has entered into agreements with its directors and executive officers that require the Registrant to indemnify such persons against expenses, judgments, fines, settlements and other amounts that such person becomes legally obligated to pay (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer of the Registrant or any of its affiliated enterprises, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

       EXHIBIT
       NUMBER                             DESCRIPTION OF DOCUMENT
       -------          ------------------------------------------------------------
  5.1*                  Opinion of Cooley Godward LLP.

 23.1                   Consent of Arthur Andersen LLP, Independent Public
                          Accountants.

 23.2*                  Consent of Cooley Godward LLP (reference is made to
                          Exhibit 5.1).

 23.3                   Consent of Ernst & Young LLP, Independent Auditors.

 23.4                   Consent of PricewaterhouseCoopers LLP.

 24.1*                  Power of Attorney.

------------------------

*   Previously filed

ITEM 17.  UNDERTAKINGS.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions described in Item 15 or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Eden Prairie, State of Minnesota, on the 10th day of August, 2001.


                                                       DIGITAL RIVER, INC.

                                                       By:             /s/ JOEL A. RONNING
                                                            -----------------------------------------
                                                                         Joel A. Ronning
                                                              CHIEF EXECUTIVE OFFICER, MEMBER OF THE
                                                               OFFICE OF THE PRESIDENT AND DIRECTOR

                            ------------------------

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


                NAME                                      TITLE                           DATE
                ----                                      -----                           ----
         /s/ JOEL A. RONNING           Chief Executive Officer, Member of the
    ----------------------------         Office of the President and Director        August 10, 2001
           Joel A. Ronning               (Principal Executive Officer)

                                       Chief Financial Officer, Member of the
       /s/ ROBERT E. STRAWMAN            Office of the President and Treasurer
    ----------------------------         (Principal Financial and Accounting         August 10, 2001
         Robert E. Strawman              Officer)

                  *
    ----------------------------       Director                                      August 10, 2001
          Perry W. Steiner

                  *
    ----------------------------       Director                                      August 10, 2001
           William Lansing

                  *
    ----------------------------       Director                                      August 10, 2001
          Thomas F. Madison

                  *
    ----------------------------       Director                                      August 10, 2001
           J. Paul Thorin

                  *
    ----------------------------       Director                                      August 10, 2001
          Timothy C. Choate

    ----------------------------       Director
         Frederic M. Seegal



*By:             /s/ JOEL A. RONNING
             ----------------------------
                   Joel A. Ronning                                                         August 10, 2001
                   ATTORNEY-IN-FACT

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                  DESCRIPTION OF DOCUMENT
-------                 -----------------------
  5.1*                  Opinion of Cooley Godward LLP.

                        Consent of Arthur Andersen LLP, Independent Public
 23.1                   Accountants.

                        Consent of Cooley Godward LLP (reference is made to
 23.2*                  Exhibit 5.1).

 23.3                   Consent of Ernst & Young LLP, Independent Auditors.

 23.4                   Consent of PricewaterhouseCoopers LLP.

 24.1*                  Power of Attorney.

------------------------

*   Previously filed